Exhibit 99.1

NEWS RELEASE

Date:    April 15, 2020

For Release:    Immediately

MOHAWK NAMES FRANK BOYKIN

CHIEF FINANCIAL OFFICER

Calhoun, Georgia, April 15, 2020 - Mohawk Industries, Inc. (NYSE: MHK) today announced the appointment of Frank H. Boykin as chief financial officer, effective April 15, 2020.

“During his 25 years with the business, Frank played an important role in Mohawk’s growth,” said Jeff Lorberbaum, Mohawk’s chairman and chief executive officer. “He upgraded the performance of our finance team and gained the confidence of investors and analysts. I have asked Frank to resume the responsibilities of chief financial officer because his knowledge of all aspects of our business and the industry is a great asset to us in this environment.”

Boykin, 64, previously served as Mohawk’s chief financial officer from 2005 to 2019. He initially joined the Company as corporate controller in 1993. Boykin retired in 2019 and has continued to support the business as a senior consultant for the past year.

“I’m pleased to return to Mohawk to help the business navigate through these challenging times,” said Boykin. “In my consulting role I’ve maintained close ties to the business and am ready to step in immediately. I look forward to rejoining our outstanding finance team and working with the leadership team to manage the initiatives to help us thrive when we emerge from the current downturn.”

Glenn Landau, former chief financial officer, will leave the Company on April 15, 2020 to pursue other interests.

ABOUT MOHAWK INDUSTRIES

Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry-leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Durkan, Feltex, Godfrey Hirst, IVC, Karastan, Marazzi, Mohawk, Mohawk Group, Pergo, Quick-Step and Unilin. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, India, Malaysia, Mexico, New Zealand, Russia and the United States.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in raw material prices and other input costs; inflation and deflation in consumer markets; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform, product and other claims; litigation; the risks and uncertainty related to the COVID-19 pandemic; and other risks identified in Mohawk’s SEC reports and public announcements.